        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1996

                                                      REGISTRATION NO. 333-11631

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------





                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------


                            PARKWAY PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

           MARYLAND                                      74-2123597
   (State or other jurisdiction                       (I.R.S. Employer
 of incorporation or organization)                   Identification No.)

                              300 ONE JACKSON PLACE
                             188 EAST CAPITOL STREET
                         JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           STEVEN G. ROGERS, PRESIDENT
                              300 ONE JACKSON PLACE
                             188 EAST CAPITOL STREET
                         JACKSON, MISSISSIPPI 39201-2195
                                 (601) 948-4091
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           ---------------------------

                                   Copies to:
                             JOSEPH P. KUBAREK, ESQ.

                        JAECKLE FLEISCHMANN & MUGEL, LLP
                             800 FLEET BANK BUILDING
                              TWELVE FOUNTAIN PLAZA
                             BUFFALO, NEW YORK 14202
                                 (716) 856-0600

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO A DIVIDEND OR INTEREST REINVESTMENT PLAN, PLEASE CHECK THE FOLLOWING BOX. / /

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OTHER THAN THE SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED OCTOBER 23, 1996

                                   PROSPECTUS

                        1,140,000 SHARES OF COMMON STOCK,
                           $0.001 PAR VALUE PER SHARE,
                           OF PARKWAY PROPERTIES, INC.

                           ---------------------------



      The 1,140,000 shares of common stock, $0.001 par value per share (the Stock"), of Parkway Properties, Inc. ("Parkway"), to which this Prospectus relates are offered for the stockholders identified in this Prospectus under the heading "Selling Stockholders," or for the account of pledgees, donees, transferees or other successors in interest of the Selling Stockholders. Such sales may be made to or through one or more brokers or dealers on the New York Stock Exchange, Inc. (the "NYSE") at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.
Such transactions may include, but are not limited to, one or more      of the
following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. In the event of a transaction hereunder in which a broker or dealer acts as a principal (other than to facilitate an installment sale transaction, or to a market maker acting as such in routine transactions in the over-the-counter market), this Prospectus will be supplemented to provide material facts with respect to such transaction.


     Brokers or dealers involved in sales hereunder will receive commissions or discounts in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales, and any profits or commissions earned by them in such transactions may be deemed to be underwriting discounts or commissions under the Securities Act.

     THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     Parkway will receive no portion of the proceeds of the sale of the Common Stock hereunder. Parkway will incur the costs of preparation, reproduction and distribution for this Registration Statement. The Selling Stockholders will pay any brokerage discounts or commissions.

     Sales of Common Stock may also be made for the account of the Selling Stockholders or for the account of donees, transferees or other successors in interest of the Selling

Stockholders pursuant to Rule 144 under the Securities Act. The securities offered herein are "restricted securities" as defined by Rule 144 under the Securities Act and investors of such securities are required by Rule 144 to hold the restricted securities for a minimum of two years from the date of purchase for full consideration. The Common Stock became listed on the NYSE under the symbol "PKY" on August 22, 1996. On October 22, 1996, the closing sale price was reported to be $20.75 per share of Common Stock.



     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Parkway. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Parkway since such date or, in the case of information incorporated herein by reference, the date of filing with the Securities and Exchange Commission (the "SEC").


                                 -------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THE SHARES OF COMMON STOCK HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SHARES OF COMMON STOCK MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SHARES OF COMMON STOCK IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                 -------------

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                 -------------

                The date of this Prospectus is October ___, 1996.

                              AVAILABLE INFORMATION



         Parkway is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by Parkway may be inspected at, and, upon payment of the SEC's customary charges, copies obtained from, the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the SEC's regional offices in New York, New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The SEC maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning Parkway. In addition, the Common Stock is traded on the NYSE under the symbol "PKY" and reports, proxy statements and other information concerning Parkway can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


         Parkway has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock. This Prospectus constitutes the Prospectus of Parkway, filed as part of the Registration Statement. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the SEC noted above, and copies of which can be obtained from the SEC at prescribed rates as indicated above.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARKWAY. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



         Incorporated into this Prospectus by reference are the documents listed below filed by Parkway or its predecessor, The Parkway Company, under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from Parkway, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number (601) 948-4091.

         The following documents or portions thereof are hereby incorporated into this Prospectus by reference:

         1. The Parkway Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (Commission File No. 0-12505).

         2. The Parkway Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 (Commission File No. 0-12505).

         3. The Parkway Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 (Commission File No. 0-12505), as amended by Form 10-QSB/A dated
                  August 30, 1996.

         4. The Parkway Company's Current Report on Form 8-K/A dated March 1, 1996 (Commission File No. 0-12505).

         5. The Parkway Company's Current Report on Form 8-K dated April 15, 1996 (Commission File No. 0-12505).

         6. The Parkway Company's Current Report on Form 8-K dated May 31, 1996 (Commission File No. 0-12505).

         7. The Parkway Company's Current Report on Form 8-K dated June 14, 1996 (Commission File No. 0-12505).

         8. The Parkway Company's Proxy Material for its Annual Meeting of Shareholders held on July 18, 1996
                  (Commission File No. 0-12505).

         9. The Parkway Company's Current Report on Form 8-K/A dated June 28, 1996 (Commission File No. 0-12505).

         10. The Parkway Company's Current Report on Form 8-K dated July 9, 1996 (Commission File No. 0-12505).

         11. Parkway Properties, Inc.'s Current Report on Form 8-K dated August 2, 1996 (Commission File No. 1-11533).

         12. Parkway Properties, Inc.'s Current Report on Form 8-K dated August 9, 1996 (Commission File No. 1-11533).

         13. Parkway Properties, Inc.'s Current Report on Form 8-K/A dated August 30, 1996 (Commission File No. 1-11533).

         14. Parkway Properties, Inc.'s Current Report On Form 8-K dated September 30, 1996 (Commission File No. 1-11533).

         15. Parkway Properties, Inc.'s Current Report On Form 8-K/A dated October 22, 1996 (Commission File No. 1-11533).



         All documents filed by Parkway pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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



                                TABLE OF CONTENTS
                                                                          PAGE

THE COMPANY................................................................  1
         Organization......................................................  1
         Operating Strategy................................................  1
         Possible Election of REIT Status..................................  2

RISK FACTORS...............................................................  3
         Risks Associated with Indebtedness................................  3
         Risks of Real Estate Ownership....................................  3
         Tax Risks Associated with Potential REIT Election.................  4
         Limitation on Net Operating Loss Carryforwards....................  5
         Tenant Defaults..................................................   6
         Americans with Disabilities Act...................................  6
         Risk of Catastrophic Loss.........................................  6
         Possible Environmental Liabilities...............................   7
         Competition.......................................................  7
         Risk of Acquisitions.............................................   8
         Possible Ownership Restrictions..................................   8

SELLING STOCKHOLDERS......................................................   8

USE OF PROCEEDS...........................................................   9

PLAN OF DISTRIBUTION......................................................  10

DESCRIPTION OF SECURITIES.................................................  10
         Common Stock.....................................................  11
         Restrictions on Transfer.........................................  11
         Right of Board of Directors to Classify or Reclassify Shares.....  11
         Excess Stock.....................................................  12
         Class A Preferred Stock..........................................  13
         Anti-Takeover Provisions.........................................  13

FEDERAL INCOME TAX CONSIDERATIONS.........................................  16
         Introductory Notes...............................................  16
         Taxation of the Company..........................................  16
         Taxation of Stockholders.........................................  20

LEGAL MATTERS.............................................................  22

EXPERTS  .................................................................  22

INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................  22



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                                   THE COMPANY


ORGANIZATION

     Parkway Properties, Inc. ("Parkway") was incorporated under the laws of the State of Maryland on May 17, 1996. Formed as a wholly-owned subsidiary of The Parkway Company, a Texas corporation, Parkway merged with The Parkway Company on August 2, 1996 (the "Merger") pursuant to the Agreement and Plan of Merger dated July 17, 1996 by and between Parkway and The Parkway Company. As a result of the Merger, Parkway succeeded to the business and operations of The Parkway Company. This reincorporation in Maryland allows Parkway to avail itself of the benefits of the Maryland General Corporation Law, something management of Parkway believes to be beneficial should Parkway elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). See "--Possible Election of REIT Status."

     Additionally, on August 22, 1996 shares of common stock, par value $0.001 per share of Parkway ("Common Stock") became listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY." Prior to this date, the Common Stock had been listed on the NASDAQ National Market under the symbol "PKWY."


OPERATING STRATEGY


     Parkway is a full service, self-managed real estate investment company specializing primarily in the ownership, management and leasing of office properties in the southeast and southwest United States (particularly the states of Mississippi, North Carolina, Georgia, Texas and Virginia). Parkway seeks investments where the expertise of Parkway's management can add value through direct asset and/or property management, a "hands-on" operating philosophy and Parkway's liquidity and financial strength. Parkway owns a portfolio of income producing real estate properties. At September 30, 1996, Parkway owned or had an interest in 16 office buildings in eight states with an aggregate of approximately 1,877,000 square feet of leasable space.




     Through its wholly-owned subsidiary, Eastover Realty Corporation ("Eastover Realty"), Parkway is also involved in the management of commercial properties for which it receives management fees. Eastover Realty currently manages and leases a portfolio of approximately 1,560,000 square feet of office and industrial space. Eastover Realty also performs brokerage services to third parties on a commission basis. Eastover Realty manages Parkway's office buildings in Jackson, Mississippi.

          In addition to direct real estate acquisitions, Parkway's investment strategy has also historically included the consummation of business combination transactions with other public real estate and financial companies which Parkway deemed to be undervalued. Since 1979, Parkway has completed eight such business combinations. Most recently, Parkway acquired First Continental Real Estate Investment Trust effective May 10, 1994, Congress Street Properties, Inc. effective November 29, 1994 and EB, Inc. effective April 27, 1995. As a result of these various business combinations, Parkway has acquired a portfolio of non-core real estate assets, securities and mortgage loans, which it is proceeding to liquidate.


POSSIBLE ELECTION OF REIT STATUS

          Parkway presently pays virtually no federal income taxes ($64,000 in 1995) because net operating losses ("NOLs") shelter most of Parkway's income from such taxes. However, the increase in the number of outstanding shares of Common Stock which resulted from the completion of the private placement of shares of Common Stock in June 1996 (the "Private Placement") and Parkway's recent mergers caused the use of Parkway's NOLs to be significantly limited in any one year. Accordingly, subject to further analysis, Parkway intends to elect to qualify as a REIT for the taxable year beginning January 1, 1997, which will allow Parkway to be generally exempt from federal income taxes even if its NOLs are limited or exhausted providing it makes sufficient distributions to its stockholders. Parkway and its advisors are presently examining Parkway's assets, sources of revenue and operating history to determine if Parkway will be eligible to be taxed as a REIT and the steps that need to be taken for Parkway to qualify as a REIT under the Code. However, the examination is ongoing and there can be no assurance whether a REIT election can or will be made. See "Risk Factors--Tax Risks Associated with Potential REIT Election."

                                  RISK FACTORS


     An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase any Common Stock.


RISKS ASSOCIATED WITH INDEBTEDNESS

     Although Parkway intends to maintain what it believes to be acceptable leverage, there are no formal limits on the amount of indebtedness that Parkway may incur. Furthermore, certain of Parkway's indebtedness have variable interest rates which may rise if the level of interest rates in general increases. Parkway intends to repay amounts drawn under its line of credit with Deposit Guaranty National Bank which can be used only to purchase income producing real property (the "Acquisition Line of Credit"), with funds obtained from fixed rate financing secured by the buildings purchased with the Acquisition Line of Credit or with cash available from operations and proceeds from the sale of non-core assets. There can be no assurance that such fixed rate financing will be available or available on acceptable terms, or that non-core assets will be sold to purchase office properties or repay debt, and in the event variable rate debt remains outstanding, any increase in interest rates could have a material adverse impact on Parkway's financial results.


RISKS OF REAL ESTATE OWNERSHIP

     Parkway's assets primarily consist of equity investments in various types of real property. As a result, stockholders of Parkway are subject to the risks inherent in the ownership and management of real property owned by Parkway. These risks include, among others: adverse changes in general or local economic conditions; adverse changes in interest rates and in the availability of permanent mortgage financing which may render the acquisition, sale or refinancing of properties difficult or unattractive; existing law, rules and regulations and judicial decisions regarding liability for a variety of potential problems related to real estate generally; adverse changes in real estate, zoning, environmental or land-use laws; increases in real property taxes and federal or local economic or rent controls; other governmental rules; increases in operating costs and the need for additional capital and tenant improvements; the cash demands of tenant improvements and leasing commission obligations; the supply of and demand for properties; possible insolvencies and other material defaults by tenants; overbuilding in certain markets; ability to obtain or maintain full occupancy of properties or to provide for adequate maintenance or insurance; the presence of hazardous waste materials; mechanics liens resulting from construction; property related claims and litigation; fiscal policies; and acts of God. The illiquidity of real estate investments generally impairs the ability of real estate owners to respond quickly to changed circumstances.

     Additionally, a substantial percentage of Parkway's properties are located in the southeast and southwest United States (particularly the states of Mississippi, North Carolina, Georgia, Texas and Virginia) and such properties consist predominantly of office properties. Parkway's performance, therefore, will be linked to economic conditions in the southeast and southwest United States as well as the market for office space generally. To the extent that these conditions impact the market rents for office space, they could result in a reduction of net income, funds from operations and cash available for distribution and thus affect the financial performance of Parkway.


     Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs and the cash demands of tenant improvements and leasing commission obligations) are generally not reduced when circumstances cause a reduction in rental revenues from the property. In addition, real estate values and yields from investments in properties may also be affected by such factors as conditions in financial markets, environmental conditions and compliance with laws. If large numbers of vacancies occur in Parkway's office properties, Parkway may be required to make significant expenditures for marketing, tenant improvements and leasing commissions in connection with attracting new tenants for such vacant space. Any of these factors may adversely affect Parkway's net income, funds from operations and cash available for distribution.


TAX RISKS ASSOCIATED WITH POTENTIAL REIT ELECTION

     Subject to its eligibility to do so, Parkway intends to elect to qualify as a REIT under the Code in order to qualify for the tax benefits of such a classification. No assurance can be given that Parkway will be eligible to make such election, and, if it does, that all benefits potentially arising from such an election will be realized. Among the risk factors to be considered in this context are the following:


     Earnings and Profits Calculation. In order to elect REIT status, Parkway cannot have earnings and profits which have been generated during years in which Parkway was not qualified as a REIT. For this purpose, under the Code, earnings and profits of companies which have been acquired by Parkway and the earnings and profits of any of Parkway's subsidiaries are included in calculating Parkway's earnings and profits account. The determination of the earnings and profits account of a company is a highly technical and complex undertaking. Parkway's predecessor, The Parkway Company, was organized in 1971 and over the years has acquired several companies. In calculating the earnings and profits account, studies have been undertaken of not only Parkway's earnings and profits history, but also the history of all acquired companies. Although these studies have not been finalized, Parkway believes that a reasonably accurate determination of Parkway's earnings and profits account is possible. To the extent such account is positive, Parkway will be required to distribute dividends sufficient to reduce that account to zero prior to the end of the first taxable year in which Parkway's election of REIT status under the Code becomes effective. Any determination made by Parkway with respect to its earnings and profits account is not binding on the Internal Revenue Service
(the "Service"). In
the event the Service were to successfully challenge Parkway's calculation of earnings and profits, a possible outcome of such challenge could be the termination of Parkway's status as a REIT in the event of its future election to be qualified as a REIT.



     Possible Restructuring. In order to qualify as a REIT, Parkway must restructure both the manner in which it owns certain of its assets and its active business operations. Because no assurance can be given that REIT status will be obtained, it is possible that the substantial costs incurred and the operating structures adopted in anticipation of such election will not result in the benefits intended.


LIMITATION ON NET OPERATING LOSS CARRYFORWARDS


     For federal income tax purposes, Parkway has approximately $9,688,000 of NOLs as of June 30, 1996. In addition to the NOLs, two of Parkway's subsidiaries have NOLs of approximately $23,500,000 in the aggregate. Parkway estimates that approximately $10,440,000 of these NOLs will be available, on a limited basis, for use by Parkway after application of certain restrictions under the Code. As a consequence of the issuances of shares in business combination transactions and for cash, the ability of Parkway to apply NOLs to offset its taxable income is significantly limited, and Parkway may be required to pay federal income tax on a portion of its income unless it is able to elect to qualify as a REIT, in which case the rules relating to taxation of REITs would apply.

TENANT DEFAULTS

     A substantial part of Parkway's income is expected to be derived from rental income from real property. Consequently, Parkway's ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a tenant, Parkway may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the net income, funds from operations and cash available for distribution of Parkway. If a tenant rejects its lease pursuant to applicable bankruptcy laws, Parkway's claim for breach of the lease in excess of any applicable security deposit would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).


AMERICANS WITH DISABILITIES ACT

     Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the public accommodations provision of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines or awards of damages. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on Parkway, such costs could be substantial. Parkway has not undertaken ADA studies of all of its properties and, as to those properties with respect to which Parkway has not undertaken ADA studies, possible costs of compliance could arise.

RISK OF CATASTROPHIC LOSS

     Parkway has obtained or has caused its tenants to obtain, commercial general liability, fire and extended coverage insurance with respect to its properties, of the types and in the amounts which management believes are customarily obtained for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) that may be either uninsurable or not economically insurable. Should such an uninsured loss occur, Parkway could lose both its invested capital and anticipated profits relating to such property.

POSSIBLE ENVIRONMENTAL LIABILITIES

          Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. Management of Parkway is not aware of any environmental liability with respect to the properties that management believes would have a material adverse effect on Parkway's business, assets or results of operations. Phase I environmental audits have been conducted at each of the properties acquired by Parkway since June 1, 1995 and Parkway will perform such audits with respect to properties acquired in the future. No assurance can be given that there are no existing environmental liabilities with respect to any of Parkway's properties or that any prior owner of any such property did not create any material environmental condition not known to Parkway.

          Asbestos was formerly used in commercial construction as a fireproofing and insulation material. Under certain circumstances, asbestos can become a hazard to the health of the occupants of buildings and it must be regularly monitored to ensure that it has not become a health hazard. Parkway is not aware of any material asbestos problems at the properties owned by Parkway, but is aware of asbestos at certain properties which secure mortgage loans owned by Parkway. The fact that asbestos is present in properties which are collateral for Parkway's loans could have an adverse effect on the value of Parkway's collateral. Further, there can be no assurance that asbestos problems do not exist at properties owned by Parkway. If there is asbestos in Parkway's properties (or in a property upon which Parkway forecloses) that requires removal or other remediation, the costs thereof could be substantial.


COMPETITION

          All of the properties owned by Parkway are located in developed areas. There are numerous other office properties and real estate companies within the market area of each such property which will compete with Parkway for tenants and development and acquisition opportunities. The number of competitive office properties and real estate companies in such areas could have a material effect on (i) Parkway's ability to rent space at the properties, the amount of rents currently charged and tenant improvements and other tenant concessions required to lease the property; and (ii) development and acquisition opportunities. Parkway will compete for tenants and acquisitions with others who may have greater resources than Parkway. Furthermore, Parkway has more than one office building in certain markets (e.g., Jackson, Mississippi) and those buildings may compete against one another for the same tenants.

RISK OF ACQUISITIONS


          Parkway has acquired 11 office properties since July 31, 1995 and is in the process of acquiring additional properties. Although Parkway believes it has sufficient management depth to take Parkway through this period of asset growth, there can be no assurance that Parkway will be able to assimilate the acquisitions into its portfolio without certain operating disruptions and unanticipated costs.



POSSIBLE OWNERSHIP RESTRICTIONS

          The provisions of the Charter of Parkway (the "Charter") provide that if a transfer of stock of Parkway or a change in the capital structure of Parkway would result in (i) any person (as defined in the Charter) directly or indirectly acquiring beneficial ownership of more than 9.8% of the equity securities of Parkway; (ii) the outstanding Common Stock and preferred stock of Parkway being constructively or beneficially owned by fewer than 100 persons; or (iii) Parkway being "closely held" within the meaning of Section 856 of the Code, then: (A) any proposed transfer will be void ab initio and will not be recognized by Parkway; (B) Parkway will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, the Excess Stock (as hereinafter defined), having no dividend or voting rights. Holders of Excess Stock do have certain rights in the event of any liquidation, dissolution or winding up of the corporation. The Charter further provides that the Excess Stock will be held by Parkway as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are retransferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect.

                              SELLING STOCKHOLDERS



          All of the Common Stock offered hereby is to be offered for the account of the security holders (the "Selling Stockholders") set forth in the table below. Each of the Selling Stockholders acquired its securities from the Company in transactions that were exempt from the registration requirements of the Securities Act.


                                                          Shares of                                    Shares of
                                                        Common Stock            Shares of            Common Stock
                                                         Owned Prior          Common Stock            Owned After
             Selling Stockholders (1)                 to the Offering      Offered for Sale          the Offering
             ------------------------                 ---------------      ----------------          ------------

Morgan Stanley U.S. Real Estate (Retail)............        14,000                14,000                    0
MS SICAV REAL ESTATE................................       253,000               253,000                    0
Morgan Stanley
  Institutional Fund
  Real Estate Portfolio.............................       323,000               323,000                    0
Delaware Group Dividend and
  Income Fund, Inc..................................       120,500               120,500                    0
Delaware Pooled Trust, Inc. for
  The Real Estate Investment
  Trust Portfolio...................................        29,500                29,500                    0
Charter Oak Partners................................       200,000               200,000                    0
Pennsylvania Public School
  Employees' Retirement System......................       200,000               200,000                    0

(1) None of the Selling Stockholders had any material relationship with Parkway, its predecessor or any affiliates of Parkway, within the past three years.

(2) MS SICAV REAL ESTATE currently owns 253,000 shares of Class A preferred stock, $0.001 par value per share, of Parkway (the "Class A Preferred Stock"). Subject to stockholder approval, MS SICAV REAL ESTATE has the right to exchange, on a share-for-share basis, its shares of Class A Preferred Stock for shares of Common Stock. To the extent such exchange occurs, such shares of Common Stock are registered hereunder.

(3) Morgan Stanley Institutional Fund Real Estate Portfolio currently owns 323,000 shares of Class A Preferred Stock. Subject to stockholder approval, Morgan Stanley Institutional Fund Real Estate Portfolio has the right to exchange, on a share-for-share basis, its shares of Class A Preferred Stock for Common Stock. To the extent such exchange occurs, such shares of Common Stock are registered hereunder.





                                 USE OF PROCEEDS


          Parkway will not receive any proceeds from this offering of Common Stock by the Selling Stockholders.

                              PLAN OF DISTRIBUTION


     Parkway has been advised by the Selling Stockholders that the Selling Stockholders may sell all or a portion of the securities offered by it hereby from time to time on the NYSE at prices prevailing at the time of such sales. The Selling Stockholders may also make private sales directly to or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer the securities through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of the securities for whom they may act as agent. To the extent required, the number of securities to be sold, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Stockholders from the sale of the securities sold by the Selling Stockholders hereby will be the purchase price of such securities less any broker's commissions.

     No determination has been made whether the Selling Stockholders will sell any of the securities offered hereby.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold in certain states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


                            DESCRIPTION OF SECURITIES



     The total number of shares of capital stock of all classes that Parkway is authorized to issue is 100,000,000. The capital stock is currently classified as
(i) 69,424,000 shares of Common Stock, 4,211,896 of which are currently issued and outstanding ; (ii) 576,000 shares of Class A Preferred Stock, none of which are currently issued or outstanding; and (iii) 30,000,000 shares of excess stock, par value $0.001 per share

("Excess Stock"), none of which are currently issued or outstanding.




COMMON STOCK

          The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of shares of Common Stock have no cumulative voting rights. Additionally, subject to the rights of holders of preferred stock, holders of shares of Common Stock are entitled to receive, pro rata in relation to the number of shares of Common Stock held by them, such dividends as may be declared from time to time by the directors out of funds legally available therefor.

          In the event of the voluntary or involuntary liquidation, dissolution or winding-up of Parkway, after distribution in full of the preferential amounts, if any, to be distributed to the holders of any then outstanding preferred stock, and subject to the right, if any, of the holders of any outstanding preferred stock to participate further in any liquidating distributions, all of the assets of Parkway, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them.


RESTRICTIONS ON TRANSFER

          Pursuant to the provisions of the Charter, if a transfer of stock occurs whereby any person would own, beneficially or constructively, in excess of 9.8 percent of the outstanding capital stock of Parkway (excluding shares of Excess Stock) ("Transfer"), then such amount in excess of the 9.8 percent limit shall automatically be converted into shares of Excess Stock and any such Transfer will be void ab initio. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of capital stock of Parkway are traded, provided that certain transactions may be settled by providing shares of Excess Stock.

RIGHT OF BOARD OF DIRECTORS TO CLASSIFY OR RECLASSIFY SHARES

          The Board of Directors of Parkway is authorized by the Charter to classify or reclassify any unissued shares of the capital stock of Parkway, by setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, such capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class of preferred stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the rights of holders of shares of Common Stock. This could create an impediment to a future tender or exchange offer for Parkway by, among other things, increasing the number of shares necessary to gain control of Parkway.

EXCESS STOCK

     Holders of shares of Excess Stock have no voting rights except as required by law, and are not entitled to any dividends. Any dividend or distribution paid prior to the discovery by Parkway that shares of capital stock have been converted into Excess Stock shall be repaid to Parkway upon demand. Upon any purported transfer resulting in Excess Stock, Excess Stock shall not be issued in certificated form but shall be held by Parkway, in book entry form, as trustee in trust (the "Trust") for the exclusive benefit of the beneficiary or beneficiaries to whom an interest in such Excess Stock may later be transferred. The purported record transferee in such a case may freely designate a beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported transfer that resulted in Excess Stock), if the Excess Stock held in the trust would not be Excess Stock in the hands of such beneficiary and the purported record transferee does not receive a price for designating such beneficiary that reflects a price per share of Excess Stock that exceeds (i) the price per share such purported record transferee paid for the shares in the purported transfer that resulted in the Excess Stock; or (ii) if the purported record transferee did not give value for such Excess Stock (through a gift, devise or other transaction), a price per share equal to the market price on the date of the purported transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding Excess Stock in the Trust shall automatically be exchanged for an equal number of shares of capital stock, and such shares shall be transferred of record to the transferee of the interest in the Trust. Prior to any transfer of any interest in the Trust, the purported record transferee must give advance notice to Parkway of the intended transfer and must have waived in writing its redemption rights under the Charter. Notwithstanding the foregoing, if a purported record transferee receives a price for designating a beneficiary of an interest in the Trust that exceeds the allowable amounts, such purported record transferee shall pay, or cause such beneficiary to pay, such excess to Parkway. Excess Stock so held in Trust shall be issued and outstanding capital stock of Parkway. The purported record transferee shall have no rights in such Excess Stock except the right to designate a transferee upon the terms specified above. The purported beneficial transferee shall have no rights in such Excess Stock except as provided above.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, Parkway, each holder of Excess Stock shall be entitled to receive that portion of the assets of Parkway that would have been distributed to the shares of capital stock in respect of which the Excess Stock was issued. Parkway, as holder of the Excess Stock in Trust or, if Parkway has been dissolved, any trustee appointed by Parkway prior to its dissolution, shall distribute ratably to the beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, Parkway. Except as provided above, Excess Stock is not transferable.


CLASS A PREFERRED STOCK


     The holders of Class A Preferred Stock have no voting rights and, except as provided above, such shares are not convertible. Dividends on shares of Class A Preferred Stock will be declared and paid simultaneously with any dividends payable on the Common Stock and, for all dividends paid and declared on or before December 31, 1996, such dividend will be paid at a per share dividend rate of the greater of (i) twenty-four cents ($0.24) per share per quarter or
(ii) the per share dividend declared and paid on Common Stock for the same quarter, as adjusted for stock dividends, stock splits or similar capital changes. For all dividends paid and declared on Class A Preferred Stock after December 31, 1996, such dividends will be paid at a per share dividend rate of the greater of (i) thirty-eight cents ($0.38) per share per quarter or (ii) the per share dividend declared and paid on Common Stock for the same quarter, as adjusted for stock dividends, stock splits or similar capital changes. No dividend will be paid or declared, nor any distribution made on any other class of stock (other than a dividend payable in stock of the same class) nor will any shares of Common Stock be acquired for consideration by Parkway unless all accrued dividends on the Class A Preferred Stock for all past dividend periods have been paid.

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of Parkway, each holder of Class A Preferred Stock will be entitled to receive out of Parkway's assets, before any distribution or payment shall be made to the holders of any other class of stock, an amount equal to $15.25 per share of Class A Preferred Stock plus any accrued dividends not paid, without interest. If the amounts payable on liquidation, dissolution or winding up in respect to the shares of Class A Preferred Stock are not paid in full, the shares of such class will share ratably in any distribution of assets in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full. If such payment has been made in full to the holders of all shares of Class A Preferred Stock on voluntary or involuntary liquidation, dissolution or winding up, the remaining assets of Parkway shall be distributed among the holders of preferred stock and the remaining stock of Parkway in accordance with their respective rights.



ANTI-TAKEOVER PROVISIONS

     Special Voting Requirements for Certain Business Combinations. Pursuant to Maryland law, Parkway is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders.

     Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, Parkway may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the Board of Directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of Parkway, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the Board of Directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

     Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

     A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

     If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction. Thus, Maryland law makes it difficult for a change in control to occur, even though such change in control may be in the best interests of the corporation's stockholders.

     Supermajority Votes. The Charter provides that certain provisions of the Charter may not be repealed or amended except upon the affirmative vote of holders of not less than eighty percent of all votes entitled to be cast on the matter. The Charter provisions to which this supermajority vote applies include the following: (i) certain provisions the amendment or repeal of which would threaten Parkway's status as a REIT; (ii) the removal of directors; (iii) the provision giving the Board of Directors the authority to adopt, amend or repeal Parkway's bylaws; (iv) the provision regarding the indemnification of agents and limitation of liability of officers and directors; (v) the provision concerning cumulative voting in the election of directors; and (vi) the vote required to amend that part of the Charter requiring a supermajority vote for the above provisions.

                        FEDERAL INCOME TAX CONSIDERATIONS


INTRODUCTORY NOTES

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective stockholder. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations. It also does not discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the united states) who are subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAXATION OF THE COMPANY

     General. Subject to its eligibility to do so, Parkway intends to elect to be taxed as a REIT under sections 856 through 860 of the Code effective January 1, 1997. Parkway's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. No assurances, however, can be given that Parkway will be eligible to make such election, and, if it does, that all benefits potentially arising from such an election will be realized. See "--Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     If Parkway qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, Parkway will be subject to Federal income tax in the following circumstances. First, Parkway will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Parkway has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Parkway has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Parkway should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior years, Parkway would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Parkway acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Parkway's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Parkway recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by Parkway over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). This tax will also apply to built-in gain on the disposition of assets owned by Parkway at the time of its election of REIT status, for the ten year period following such election.

          Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii) which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company Subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Parkway's Charter contains restrictions regarding the transfer of its shares that are intended to assist it in satisfying the share ownership requirements described in (v) and (vi) above. See "Risk Factors--Possible Ownership Restrictions."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Parkway's taxable year is the calendar year.

     Income Tests. In order to maintain qualification as a REIT, three gross income requirements must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by Parkway will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if Parkway, or an owner of 10% or more of Parkway, directly or constructively owns 10% or more of such tenant (a "related party tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Parkway generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom Parkway derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Parkway are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Parkway believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors.

     If Parkway fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, Parkway attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Parkway would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. At the close of each quarter of its taxable year, Parkway must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Parkway's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock or debt offering of the company), cash, cash items and government securities. Second, not more than 25% of Parkway's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Parkway may not exceed 5% of the value of Parkway's total assets, and Parkway may not own more than 10% of any one issuer's outstanding voting securities. The 5% test must generally be met for any quarter in which a REIT acquires securities of an issuer.

     Annual Distribution Requirements. Parkway, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Parkway timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Parkway does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Parkway has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that Parkway, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at Parkway's taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Parkway may arrange for short-term, or possible long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Parkway may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, Parkway may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Parkway's deduction for dividends paid for the earlier year. Thus, Parkway may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Parkway will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If Parkway fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, Parkway will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Parkway fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Parkway also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Parkway would be entitled to such statutory relief.


TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders. As long as Parkway qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Parkway's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholders. In addition, any dividend declared by Parkway in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Parkway and received by the stockholder on

December 31 of such year, provided that the dividend is actually paid by Parkway during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Parkway.

     In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from Parkway required to be treated by such stockholder as long-term capital gain.

     Backup Withholding. Parkway will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Parkway with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Parkway may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the company.

     Taxation of Foreign Stockholders and Tax-Exempt Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, as well as U.S. Tax-Exempt Stockholders, are complex, and no attempt will be made herein to review these rules. Prospective stockholders who fall within these categories should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the shares, including any reporting requirements.

     State and Local Taxes. Parkway and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Parkway's operations and distributions). The state and local tax treatment of Parkway and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares.

                                  LEGAL MATTERS

     The legality of the issuance of the Common Stock offered hereby has been passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.


                                     EXPERTS


     The consolidated financial statements of The Parkway Company (Parkway Properties, Inc.'s predecessor) included in The Parkway Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Parkway's Charter contains a provision authorizing Parkway to indemnify, to the fullest extent permitted by Maryland law, its directors and officers, whether serving Parkway or, at its request, any other entity. Additionally, the Charter provides that to the fullest extent permitted by Maryland law, no director or officer shall be liable to Parkway or its stockholders for money damages.

     Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which Parkway is organized, empowers a company, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the director received an improper personal benefit or, with respect to a criminal action or proceeding, the director had no reasonable cause to believe their conduct was unlawful.

     Parkway has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers and the Board of Directors has authorized Parkway to enter into an Indemnification Agreement with each of the future directors and officers of Parkway. The Indemnification Statute permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

     The Indemnification Agreement provides that Parkway shall indemnify a director or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of Parkway, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without Parkway's written consent.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following expenses, other than the Securities and Exchange Commission registration fee, are estimated. All expenses of the offering listed below will be paid by Parkway.



   Securities and Exchange Commission registration fee............      $ 7,518

   Blue Sky fees and expenses.....................................        3,000


   Printing and engraving expenses................................       15,000

   Legal fees and expenses........................................       20,000


   Accounting fees and expenses...................................       13,000

   Miscellaneous..................................................        1,482

          TOTAL                                                         $60,000







ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Parkway's Charter contains a provision authorizing Parkway to indemnify, to the fullest extent permitted by Maryland law, its directors and officers, whether serving Parkway or, at its request, any other entity. Additionally, the Charter provides that to the fullest extent permitted by Maryland law, no director or officer shall be liable to Parkway or its stockholders for money damages.

          Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which Parkway is organized, empowers a company, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the director received an improper personal benefit or, with respect to a criminal action or proceeding, the director had no reasonable cause to believe their conduct was unlawful.

          Parkway has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized Parkway to enter into an Indemnification Agreement with each of the future directors and officers of Parkway. The Indemnification Statute permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

          The Indemnification Agreement provides that Parkway shall indemnify a director or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of Parkway, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without Parkway's written consent.


ITEM 16.          EXHIBITS.


 5 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding the legality of shares being registered, filed herewith.


23(a)             Consent of Ernst & Young LLP, filed herewith.


   (b) Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

24 Power of Attorney, (incorporated by reference to Exhibit 24 to Parkway's Registration Statement on Form S-3
                  (No. 333-11631) dated September 9, 1996).

ITEM 17.  UNDERTAKINGS.

          (a)     The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii)  To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)  To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
 In the event that a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or
                                      II-3
controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on October 23, 1996.



                            PARKWAY PROPERTIES, INC.



                                  By   /s/ Steven G. Rogers
                                    ----------------------------------------
                                           Steven G. Rogers, Director,
                                           President and Chief Operating
                                           Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following person in the capacity indicated on October 23, 1996.



          SIGNATURE                     TITLE
          ---------                     -----

Leland R. Speed                Director and Chief Executive
                               Officer

Steven G. Rogers               Director, President and Chief
                               Operating Officer

Sarah P. Clark                 Vice President, Chief Financial
                               Officer, Treasurer and Secretary   /s/ Sarah P. Clark
                                                                  Sarah P. Clark, Individually
Daniel C. Arnold               Director                           and as attorney-in-fact


George R. Farish               Director

Roger P. Friou                 Director

Joe F. Lynch                   Director

C. Herbert Magruder            Director

W. Lincoln Mossop, Jr.         Director


                                      II-6